Exhibit 99.1

NEWS RELEASE

For more information, contact:                                                                                               September 29, 2003

Kirk Whorf

Senior Vice President and Chief Financial Officer

kwhorf@northstatebank.com

919-855-9925

Or

Larry D. Barbour

President and Chief Executive Officer

919-645-2703

NORTH STATE BANCORP ANNOUNCES

11-FOR-10 STOCK SPLIT

Stock split in the form of a 10% stock dividend – represents the third since North State opened in 2000.

Raleigh, NC…At its September 25, 2003 meeting, the board of directors of North State Bancorp, the holding company for North State Bank, voted to issue an 11-for-10 stock split in the form of a 10% stock dividend, announced Larry D. Barbour, president and CEO for North State. The additional shares are to be distributed on December 15th, 2003 to shareholders of record as of November 14th, 2003.

“We are pleased to offer these additional shares to our shareholders as another reminder of our appreciation for their trust and confidence as we continue to build North State Bank into a high performing community bank,” said Barbour.

As a result of the stock split, shareholders will receive 1 (one) additional share of North State Bancorp stock for every 10 (ten) shares they currently hold.

As of June 30, 2003, North State reported total assets of $248 million, total deposits were $215 million and total loans were more than $139 million.

North State Bank is a full service community bank, founded in 2000, headquartered in Raleigh and currently serving Wake County with three offices: full service locations on Falls of Neuse Rd. in Raleigh and Highway 70 West in Garner, and a loan production office in the Wakefield Corporate Center near Wake Forest, NC.

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www.northstatebank.com

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The information as of and for the quarter ended June 30, 2003 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Bank’s FDIC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Bank.

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